SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 3, 2009
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD
On September 3, 2009, the Company reported that, since June 30, 2009, it repurchased (or agreed to repurchase) approximately $255.3 million in aggregate principal amount of our outstanding senior notes ($47.7 million of 8 5/8% Senior Notes due 2011, $13.5 million of 6 1/2% Senior Notes due 2013, $105.8 million of 6 7/8% Senior Notes due 2015, $69.8 million of 8 1/8% Senior Notes due 2016 and $18.5 million of Convertible Senior Notes due 2024) for an aggregate purchase price of $177.7 million plus accrued and unpaid interest. These repurchases are expected to result in a gain on extinguishment of debt of $73.2 million, net of the write-off of unamortized discounts and debt issuance costs related to these notes.
Item 8.01. Other Events
On September 3, 2009, Beazer Homes USA, Inc. (the “Company”) issued a press release announcing that it priced its previously announced offering of 12% Senior Secured Notes due 2017 (the “Notes”) at an issue price equal to 89.50% of the $250 million aggregate principal amount of the Notes. The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Company is offering the Notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. A copy of the press release is attached hereto as exhibit 99.1. For additional information, please refer to the exhibit.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
99.1	Press Release dated September 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: September 3, 2009	By:	/s/ Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer